AVATAR
FOR IMMEDIATE RELEASE
Contact : Avatar Holdings Inc.

201 Alhambra Circle

Coral Gables, FL 33134

Juanita I. Kerrigan

(305) 442-7000

AVATAR REPORTS THIRD QUARTER RESULTS OF OPERATIONS

Coral Gables, FL – November 9, 2010 – Avatar Holdings Inc. (NASDAQ-AVTR) today reported a net loss of $9,519,000 ($0.84 per share, diluted) for the three months ended September 30, 2010, compared to a net loss of $8,811,000 ($1.01 per share, diluted) for the three months ended September 30, 2009.

Avatar reported a net loss of $25,398,000 ($2.26 per share, diluted) for the nine months ended September 30, 2009, compared to a net loss of $27,182,000 ($3.13 per share, diluted) for the same period in 2009.

During the three months ended September 30, 2010, Avatar closed on 26 homes, a 66% decrease from the 76 homes closed during the three months ended September 30, 2009. Dollar volume decreased by 61% to $5,098,000 compared to $13,202,000 for the three months ended September 30, 2009.

During the nine months ended September 30, 2010, Avatar closed on 121 homes, a 33% decrease from 180 homes closed during the comparable period of 2009. Dollar volume decreased by 34% to $23,303,000, compared to $35,527,000 for the nine months ended September 30 2009.

The number of housing contracts signed, net of cancellations, during the three months ended September 30, 2010 declined by 48% to 22, compared to 42 for the three months ended September 30, 2009. The dollar volume of contracts signed decreased by 47% compared to the three months ended September 30, 2009, to $3,720,000 compared to $6,977,000.

The number of housing contracts signed, net of cancellations, for the nine months ended September 30, 2010 decreased by 27% to 120, compared to 164 for the nine months ended September 30, 2009. The dollar volume of contracts signed declined by 13% compared to the nine months ended September 30, 2009, to $24,505,000 compared to $28,173,000.

Avatar recently announced the election, effective November 15, 2010, of Jon Donnell as President and Chief Executive Officer, as well as a member of its Board of Directors. Gerald D. Kelfer, who is retiring as President and Chief Executive Officer, will remain as a member of and Vice Chairman of the Board.

On October 25, 2010, Avatar reported the acquisition of a portfolio of real estate assets by its wholly-owned subsidiary, Avatar Properties Inc., from entities affiliated with JEN Partners, LLC. These assets included Joseph Carl Homes, a Phoenix-based private homebuilder; CantaMia, an active adult community under development by Joseph Carl Homes; and Sharpe Properties, 445 acres located in Orange County, Florida. In addition, Joseph Carl Mulac, III, joined the Company as Executive Vice President and as President of Avatar Properties Inc.; and Reuben Leibowitz and Allen Anderson, two Managing Directors of JEN Partners, joined Avatar’s Board.

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About Avatar Holdings

Avatar Holdings Inc. is engaged in real estate operations in Florida and Arizona. Avatar’s principal operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando; at Seasons at Tradition in Port St. Lucie, Florida; at Rio Rico, south of Tucson, Arizona; and at the recently-acquired active adult community of CantaMia in Goodyear, Arizona. Avatar’s common shares trade on NASDAQ under the symbol AVTR.

Certain statements discussed herein or made by the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the stability of certain financial markets; disruption of the credit markets and reduced availability and more stringent financing requirements for commercial and residential mortgages of all types; the number of investor and speculator resale homes for sale and homes in foreclosure in our communities and in the geographic areas in which we develop and sell homes; the increased level of unemployment; the decline in net worth and/or of income of potential buyers; the decline in consumer confidence; the failure to successfully implement our business strategy; shifts in demographic trends affecting demand for active adult and primary housing; the level of immigration and migration into the areas in which we conduct real estate activities; our access to financing; construction defect and home warranty claims; changes in, or the failure or inability to comply with, government regulations; and other factors as are described in Avatar’s filings with the Securities and Exchange Commission, including under the caption “Risk Factors” included in its Annual Report on Form 10-K for the year ended December 31, 2009. At least 80% of active adult homes are intended for occupancy by at least one person 55 years or older.

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SELECTED FINANCIAL DATA FOR THE NINE MONTHS AND THREE MONTHS ENDED
SEPTEMBER 30, 2010 AND 2009
(Unaudited – Dollars in thousands except per share data)

	Nine Months		Three Months
	2010	2009	2010	2009
Revenues	$36,498	$52,954	$9,573	$18,252
Loss before income taxes	$(26,190)	$(28,629)	$(10,039)	$(9,428)
Income Tax Benefit	$375	$1,447	$375	$617
Net loss	$(25,398)	$(27,182)	$(9,519)	$(8,811)
Basic and Diluted EPS	$(2.26)	$(3.13)	$(0.84)	$(1.01)

Selected Balance Sheet Data
	September 30, 2010	December 31, 2009

Cash and cash equivalents	$148,149	$217,132
Total assets	$517,936	$594,719
Total stockholders’ equity	$419,465	$444,101
Book Value per share	$36.92	$39.11